Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ISSUES EARNINGS GUIDANCE
FOR THE QUARTER ENDED DECEMBER 31, 2003

LAFAYETTE, LOUISIANA (January 5, 2004) – Offshore Logistics, Inc. (NYSE: OLG) announced today that its third quarter financial results will be below current analysts’ earnings expectations. For the three months ended December 31, 2003, the Company estimates it will generate diluted earnings per share in the range of $0.18 to $0.25.

The Company’s Gulf of Mexico operations were stable during the December quarter. However, flight activity declines coupled with higher costs in the North Sea are expected to result in close to breakeven operating earnings from that market. Cost savings from the Company’s previously announced North Sea restructuring program will not have an impact on earnings until the fourth fiscal quarter. Continued poor results on certain contracts in Nigeria also exerted significant downward pressure on fiscal third quarter International operating results and margins. These contracts are under close management review, and negotiations with customers relating to rate increases are ongoing. However, it will likely take several months to improve Nigerian margins and return the Company’s International business unit profitability to historical levels. Foreign exchange transaction losses due to the weakening of the U.S. dollar are also expected to negatively impact consolidated earnings.

The Company will release its December 31, 2003 earnings results in early February 2004 and will announce the day and time of the release and related conference call at a later date.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include the possibility that the Company is unable to achieve the cost savings and the operational and managerial efficiencies anticipated in its North Sea Operations, that North American Operations do not retain their current levels of flight activity and profitability and that management is unable to improve the poor performance of the Nigerian contracts. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2003 and the Company’s report on Form 10-Q for the quarters ended June 30 and September 30, 2003. Copies of these may be obtained by contacting the Company or the SEC. The Company does not intend or assume any obligation to update any of its forward-looking statements.

Investor Relations Contact:
H. Eddy Dupuis
Phone: (337) 233-1221
Fax: (337) 235-6678
investorrelations@olog.com